CGN

中国·光能

CGN Nanotech Inc.

NUMBER

CERT.9999

SHARES

*********9,000,000**********

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

$0.0001 PAR VALUE ORDINARY STOCK

CUSIP 999999ZZ9

ORDINARY STOCK

THIS CERTIFIES THAT * SPECIMEN *

Is The Owner of * NINE MILLION *

FULLY PAID AND NON-ASSESSABLE SHARES OF ORDINARY STOCK OF
CGN Nanotech Inc.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: JANUARY 01, 2009

COUNTERSIGNED AND REGISTERED:
VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

By:____________________________
AUTHORIZED SIGNATURE

Director